Exhibit 10.3

iHEARTMEDIA, INC.

Non-Employee Director Restricted Stock Unit Award Agreement

This Non-Employee Director Restricted Stock Unit Award Agreement (this “Award Agreement”), dated as of [            ], 2019 (the “Effective Date”), evidences the grant of RSUs pursuant to the provisions of the 2019 Incentive Equity Plan (the “Plan”) of iHeartMedia, Inc. (the “Company”) to the individual whose name appears below (“Participant”), covering the specific number of shares of Class A Common Stock (the “Shares”) set forth below and on the following terms and conditions. Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1.	Name of Participant:

2.	Number of RSUs:

3.	Date of grant of the RSUs:

4.	Vesting:

a.

Subject to Participant’s continued service on the Board through each applicable vesting date, one-twelfth (1/12) of the RSUs shall vest on July 1, 2019, and one-twelfth (1/12) of the RSUs shall vest on the first day of each of the following eleven (11) subsequent quarters.

b.

Notwithstanding anything to the contrary contained in Section 4.a hereof, upon Participant’s removal from the Board or the Company’s failure to nominate Participant for re-election to the Board, in each case, for reasons other than for Cause, or due to Participant’s death or Disability, the number of RSUs that would have otherwise vested on the next regularly scheduled vesting date shall vest on a pro rata basis (as if the RSUs were subject to monthly vesting from the date of grant)through the date of such termination.

c.	Notwithstanding anything to the contrary contained in Section 4.a hereof, 100% of the RSUs shall vest immediately prior to the consummation of a Change in Control.

d.

Subject to Section 4.b hereof, vesting shall cease immediately upon termination of Participant’s service on the Board for any reason, and any portion of the RSUs that has not vested on or prior to the date of such termination shall be forfeited on such date. Once vesting has occurred, the vested portion will be settled at the time or times specified in Section 6 hereof.

5.

Each RSU is granted together with dividend equivalent rights, which dividend equivalent rights will be (a) paid in the same form (cash or stock) in which such dividends are paid to the stockholders and (b) subject to the same vesting and forfeiture provisions as the RSUs granted pursuant to Section 2. Any payments made pursuant to dividend equivalent rights will be paid in either cash or in shares of Class A Common Stock, or any combination thereof, as elected by the Participant (to the extent permissible under applicable law), effective as of the date of settlement under Section 6 below.

6.

The Shares subject to the RSUs shall become issuable hereunder (provided, that such issuance is otherwise in accordance with federal and state securities laws) as soon as practicable following the date on which they vest in accordance with Section 4 and in no event later than thirty (30) days following the applicable vesting date. Notwithstanding anything to the contrary in the foregoing, if Participant’s termination pursuant to Section 4.b occurs prior to the first to occur of (a) one hundred and eighty (180) days after the pricing of an underwritten public offering of the Common Stock that occurs following the Effective Date and (b) two (2) business days after the first day that the Common Stock becomes listed on a nationally recognized securities exchange through a direct listing that does not occur in conjunction with an underwritten public offering (as applicable, the “Initial Public Date”), settlement of Participant’s vested RSUs shall occur on the earlier of (i) the Initial Public Date and (ii) March 15th of the calendar year immediately following the calendar year in which such termination occurred.

7.

Participant is solely liable for all income tax, social security tax, payroll tax and other tax-related withholding (“Tax-Related Items”), and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any Shares and (b) does not commit to structure the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items.

8.

Participant hereby acknowledges receipt of a copy of the Plan attached hereto as Annex A as presently in effect. All of the terms and conditions of the Plan are incorporated herein by reference and the RSUs are subject to such terms and conditions in all respects. This Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

9.

Nothing in the Plan or this Award Agreement shall confer upon Participant any right to continue to provide services to the Company or any of its Subsidiaries or Affiliates, or interfere in any way with any right of the Company or any of its Subsidiaries or Affiliates to terminate such service at any time for any reason whatsoever (whether for Cause or without Cause) without liability to the Company or any of its Subsidiaries or Affiliates.

10.

It is intended that the terms of this Award Agreement are exempt from or otherwise comply with Section 409A of the Code. If it is determined that the terms of this Award Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the Company shall take all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights hereunder.

11.

The number of RSUs covered by this Award Agreement are subject to change at the sole discretion of the Compensation Committee of the Board in the event that the ultimate capitalization, share counts or other emergence related terms affect the assumptions and share counts used by the Committee in determining the shares subject to this award.

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IN WITNESS WHEREOF, the parties hereto have executed this Non-Employee Director Restricted Stock Unit Award Agreement as of the date first written above.

iHEARTMEDIA, INC.

Name:	Paul McNicol
Title:	Executive Vice President

PARTICIPANT

Name:

Attachments: Annex A (The Plan)

ANNEX A

2019 INCENTIVE EQUITY PLAN

OF

iHEARTMEDIA, INC